                  4801 Gaillardia Parkway | Suite 325 Oklahoma City, OK 73142
                                                   main: 405-242-6000
                                                            www.equalenergy.ca     fax: 405-242-6099

January 11, 2013

Private and Confidential

Scott A. Smalling
4905 N.W. 153rd Street
Edmond, OK
73013

Dear Scott:

Further to our recent discussions, Equal Energy US Inc. (“Equal”) is pleased to offer you the position of Vice President and Chief Financial Officer reporting to the President and Chief Executive Officer under the following terms and conditions:

1.	An annual salary of $190,000.

2.	Commencement date: February 1, 2013 or a mutually agreeable date. Please indicate your start date at the end of this letter.

3.
You will be eligible to earn a 2013 bonus pursuant to our Bonus Plan. This bonus is based on corporate and individual performance and will be paid during Q1 2014. Please note that any bonus is fully within the discretion of the board of Directors and not payable until approved. Bonus earned for 2013 will be prorated based on your employment date and partial year salary.

4.	You will receive long term incentive grants which will consist of:

a.
Restricted Shares – a three year grant of 85,000 restricted shares under the terms of the Equal Energy Restricted Share and Performance Share Incentive Plan (“the Plan”). This grant will vest and be issued on the next 3 anniversaries of the grant (28,334 in 2014, 28,333 in 2015 and 28,333 in 2016) subject to approval by Equal’s Board of Directors.

b.
Stock Options – a four year stock option grant of 34,500 Equal shares under the terms of the Equal Energy Stock Option Plan. One third of this grant will vest on the next 3 anniversaries of the grant (11,500 in 2014, 11,500 in 2015 and 11,500 in 2016) and the grant will expire on the anniversary of the grant in 2017. The strike price of your grant will be based on the closing trading price of the Equal shares on the last trading day preceding the date of the grant, subject to approval by Equal’s Board of Directors.

Copies of Equal’s Restricted Share and Performance Share Incentive Plan and Stock Option plan are included with this letter.

5.	Five (5) weeks of vacation per year. Your 2013 vacation entitlement will be prorated based on your commencement date.

6.
Upon approval of the Board of Directors, we will enter into an Executive Employment Agreement with you which will compensate you in the event your employment is terminated due to a Change of Control of for reasons other than voluntary resignation or just cause. Under the agreement, you will be entitled to a termination payment equal to 18 months base salary plus any bonus earned on a pro rata basis.

7.	Covered parking will be provided.

8.
You will be eligible on the first of the month following your date of hire for full participation in the Equal health insurance plan, which may be amended from time to time. You will also be eligible for full participation in the other benefit plans generally available to Equal U.S. employees, which may also be amended from time to time. Please refer to the enclosed Benefit Summary for additional information.

9.
Inclusion in the 401(k) Plan and the Savings Plan. The 401(k) Plan has a safe harbor non elective portion where the company contributes 3% of your salary. If you choose to defer up to 6% of your salary to the 401(k) plan the company will contribute up to an additional 3% in cash into the Equal Energy Savings Plan which will be used to purchase Equal Energy company stock on the open market. Information on the 401(k) and Equal Energy Savings Plan is included with this letter.

10.
You authorize and we will conduct by way of an independent third party investigator a background check. The background check is required for SOX compliance purposes. We anticipate this process to be simply a formality however, an unsatisfactory background check will result in withdrawal of this offer of employment or if you have already commenced employment it will result in termination of your employment for cause. We would not undertake this step without discussion and confirmation of the particulars with you. After you have accepted this offer of employment you will receive an email with online forms to complete for this background check.

Scott, we are excited about the future of Equal and look forward to you joining our executive team. Please sign below to indicate your acceptance and return one copy to me by 5:00 p.m. CST on January 17, 2013. The second copy is for your records. Should you have any questions, please contact me at (403) 536-8373.

Yours truly,

EQUAL ENERGY US, INC.

/s/ Don Klapko

Don Klapko
President and CEO

Agreed to and accepted this 17th day of January, 2013.

/s/ Scott A. Smalling                                                                                                         February 1, 2013
____________________________________________        ___________________________________
Signature – Scott A. Smalling                                                                                          Employment Commencement Date